ACQUISITION AGREEMENT

BETWEEN
ALBERTA STAR DEVELOPMENT CORP.
and
STERLING MINING COMPANY

Dated as of November 17, 2009

TABLE OF CONTENTS
ARTICLE 1 THE SUBSCRIPTION

1

1.

1.1

The Subscription

1

1.2

Conditions Precedent to Subscription

1

1.3

Company Action

8

1.4

Subscription Documents

8

1.5

Directors

9

ARTICLE 1:  THE SUBSCRIPTION

ARTICLE 2 COVENANTS OF THE COMPANY

9

2.1

Ordinary Course of Business

9

2,2

Other Proposals

13

2.3

Access to Information

15

2.4

Structure of Transaction

 15

ARTICLE 3 COVENANTS OF THE PURCHASER

15

3.1

Ordinary Course of Business

15

ARTICLE 4 FEES AND OTHER ARRANGEMENTS

15

4.1

Purchaser Compensation Fee

15

4.2

Liquidated Damages

15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

16

5.1

Organization and Qualification

17

5.2

Authority Relative to this Agreement

17

5.3

Funds Available

 18

5.4

Regulatory Approvals

 18

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

18

6.1

Organization and Qualification

 18

6.2

Subsidiaries

 18

6.3

Authority Relative to this Agreement

19

6.4

Reporting Issuer Status

 19

6.5

No Violations

20

6.6

Capitalization

20

6.7

Material Agreements

20

6.8

Company Documents

20

6.9

Disclosure

21

6.10

Employee Obligations

21

6.11

Transaction Fees

21

6.12

Benefit Plans

21

6.13

Litigation, etc.

 21

-

6.14

Environmental

22

6.15

Tax Matters

22

6.16

Tax Withholdings

22

6.17

Insurance

22

6.18

Pension and Employee Benefits

23

6.19

Licenses etc.

23

6.20

Government Incentives

23

6.21

Reserve Reports

23

6.22

Title to Assets

24

6.23

Production Sales Contracts

24

6.24

No Loans

25

6.25

Shareholder Rights Plan

25

6.26

Personal Information

25

6.27

Regulatory Approvals

25

6.28

No Undisclosed Material Liabilities

25

ARTICLE 7 ADDITIONAL AGREEMENTS

 26

7.1

Other Filings

26

7,2

Further Assurances

26

7.3

General Releases

 26

7.4

Personal Information

26

ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER

 27

8.1

Term

27

8.2

Termination

27

8.3

Effect of Termination

28

8.4 Amendment

28

8.5

Waiver

28

ARTICLE 9 GENERAL PROVISIONS

 28

9.1

Notices

28

9.2

Interpretation

29

9.3

Date for Any Action

30

9.4

Number, etc

30

9.5

Miscellaneous

30

9.6

Publicity

31

9.7

Assignment

31

9.8

Survival of Representations and Warranties

31

9.9

Time is of the Essence

31

9.10 Currency.

31

9.11 Accounting Matters

31

9.12 Severability

32

9.13 Governing Law

32

9.14 Attorney-Client Privilege

- 32

914 Schedules

32

SCHEDULE A - FORM OF POST PETITION SECURED FINANCING AGREEMENT

ACQUISITION AGREEMENT

This Acquisition Agreement (this "Agreement"), dated as of November 17, 2009, is made between Alberta Star Development Corp., a corporation subsisting pursuant to the laws of the Province of Alberta (the "Purchaser"), and Sterling Mining Company, a corporation subsisting pursuant to the laws of the State of Idaho, U.S.A. (the "Company").

WHEREAS:

1.

The Company has filed a voluntary petition under Chapter 11 of the United States
Bankruptcy Code in the United States Bankruptcy Court for the District of Idaho (the "Court");

2.

The Company is currently a Debtor-in-Possession in Chapter 11 bankruptcy, District of
Idaho, U.S.A., Case No. 09-20178 — TLM 11 (the "Proceedings");

3.

The parties have executed a Binding Term Sheet and Addendum dated October 30, 2009.
Pursuant to the terms of the Binding Term Sheet and Addendum, the Purchaser has deposited $1,250,000.00 USD in the trust account of Winston & Cashatt and the Purchaser has announced the existence of the Binding Term Sheet by press release dated November 2, 2009.

4.

Subject to there being in affect a binding order of the Court authorizing the Purchaser and the Company to enter into this Agreement and subject to the terms and conditions set forth herein, the Purchaser has agreed to provide the Company a credit facility in accordance with the Post Petition Secured Financing Agreement substantially in the form annexed hereto as Schedule A (the "DIP Agreement");

5.

The Purchaser wishes to acquire not less than one hundred (100%) percent of the common shares ("Shares") of the Company, on a fully diluted basis, and that such acquisition be effected through a subscription (the "Subscription") by the Purchaser to purchase previously unissued treasury Shares in the share capital of the Company; and

6.

The Purchaser is willing to make a Subscription for Shares subject to the terms and conditions of this Agreement and, in particular, subject to the condition that all claims of all the creditors (the "Creditors") of the Company will be paid, satisfied, settled, or compromised pursuant to or in conjunction with the Proceedings.

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

ARTICLE 1
THE SUBSCRIPTION

1.1

The Subscription

(a)

Subject to the terms and conditions of this Agreement, the Purchaser shall make or cause a wholly-owned subsidiary to make, with full payment due no later than the Closing Date, as defined in I 1.1(c) below, and as set forth in the final order of confirmation (the "Order") by the Court of a Chapter 11 Plan of

Reorganization (the "Plan"), a subscription to purchase all Shares from the treasury of the Company, to be completed by the Closing Date, for the subscription price and maximum aggregate consideration of eleven million seven hundred fifty thousand ($11,750,000.00 USD) dollars (the "Purchase Price"), paid either as ten million five hundred thousand ($10,500,00000 USD) dollars, plus one million two hundred fifty thousand ($1,250,000.00 USD) credit bid for DIP financing, or as eleven million seven hundred fifty thousand ($11,750,000.00 USD).

(b)

The parties agree that the Purchaser may make the Subscription itself, or through one or more direct or indirect wholly-owned subsidiaries, or any combination thereof (which, for the purposes hereof; may include a partnership, all of the partners of which are direct or indirect subsidiaries of the Purchaser or any combination thereof). In the event that any of such entities makes the Subscription, the term "Purchaser" as used herein shall include all of such entities, but the Purchaser shall continue to be directly liable to the Company as principal obligor for any default in performance by any such party.

(c)

The Subscription shall be made in accordance with all applicable laws and shall be subject to the conditions set forth in Section 1.2(a) and further provided that 100% of the outstanding Shares calculated on a fully diluted basis have been acquired by the Purchaser pursuant to the Subscription. Subject to the satisfaction or waiver of the conditions set forth in Section 1.2(a) and the Purchaser receiving written confirmation of same, the Purchaser shall, on or before the third business day following the date that the conditions set forth in Section 1.2(a) are satisfied (the "Closing Date"), pay the Purchase Price for the Shares validly purchased pursuant to the Subscription. The Purchaser shall use reasonable commercial efforts to consummate the Subscription, subject only to the terms and conditions thereof and the Subscription Documents (as hereinafter defined).

1.2

Conditions Precedent to Subscription

(a)

Notwithstanding any other provision of the Subscription, the Purchaser shall not be required to complete the Subscription and purchase the Shares unless all of the following conditions are satisfied or waived by the Purchaser on or before 4:00 p.m. (Pacific Standard Time) on February 28, 2010 (the "Expiry Time"):

the Company submitting a Plan to the Court on or before December 15, 2009, such Plan to be in a form satisfactory to the Purchaser in its sole discretion, acting reasonably;

(ii)

the Order of the Court confirming the Plan (the "Order"), such Order to be in a form satisfactory to the Purchaser in its sole discretion, acting reasonably, is entered on or before the Expiry Time and the period within which any appeal of the Order may be taken has expired;

(iii)

the TSX Venture Exchange (the "TSXV") shall have conditionally approved this Agreement, the Subscription and the transactions contemplated hereby;

(iv)

the Sunshine Mine and infrastructure has not flooded to or above the 3100 foot level at any time prior to the Expiry Time;

(v)

the Plan shall provide that.

A.

all debts, obligations, and claims of any nature against the
Company arising prior to the commencement of the Proceedings and all administrative and other claims arising after commencement of the Proceedings, including, but not limited to, the Lease Defaults set forth by Order of the Court dated August 21, 2009 (Docket No. 327), shall be paid in full, or comprised and satisfied pursuant to the Proceedings;

B.

the Purchaser or its nominee owns not less than 100% of the issued and outstanding Shares of the Company, on a fully diluted basis, and the Company has no other securities outstanding; and

C.

conditioned on the subscription being fully consummated, and no later than the Effective Date of the Plan, the then existing board of directors (the "Board") of the Company and officers shall resign effective immediately and shall be replaced by new directors and officers selected by the Purchaser;

(vi)

all periods to appeal, set aside, vary, or amend the Order of Confirmation shall have expired, with or without appeal. If the Order of Confirmation is appealed and a stay of the Order of Confirmation is entered, then Alberta Star shall have the right to either waive this condition precedent or terminate this Agreement. The existence of any other litigation within the Proceedings shall not be a condition precedent to subscription;

(vii) this Agreement shall not have been terminated pursuant to Section 8.2;

(viii) no person having commenced a bona fide action for injunctive relief against the performance of this Agreement, completion of the Plan, or the completion of the Subscription, and no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of this Agreement;

(ix)

each of the representations and warranties of the Company which are set out herein shall be true and correct at the Closing Date, and the Company shall have complied with each of its covenants and obligations set out in this Agreement, except for any breaches of representations, warranties, covenants, or obligations which would not individually or in the aggregate cause or would be reasonably expected to cause a Material Adverse Change (as hereinafter defined) in respect of the Company or materially impede the ability of the Purchaser to consummate the transactions contemplated hereby, and the Company shall have provided to the Purchaser a certificate of a senior officer of the Company certifying as to such compliance as at the Closing Date;

(x)

the Board shall not have withdrawn, modified, or changed any of the recommendations or determinations set forth in Section 1.3;

(xi)

the Purchaser and the Company shall have entered into the DIP
Agreement concurrently with the execution of this Agreement, pursuant to which the Purchaser agrees to provide the Company, from time to time, in accordance with the terms and conditions of the DIP Agreement, a junior-secured, administrative-priority debtor-in-possession credit facility (the "Credit Facility") to a maximum amount outstanding from time to time of one million two hundred fifty thousand dollars ($1,250,000) (the "Maximum Credit Amount"), which has been deposited by Purchaser pursuant to the terms of the Binding Term Sheet and Addendum;

(xii)

no change (or any condition, event, or development involving a prospective change) shall have occurred in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects, or privileges, whether contractual or otherwise (collectively, the "business") of the Company, which, in the sole judgment of the Purchaser, acting reasonably, constitutes a Material Adverse Change to the business of the Company;

(xiii)

no person having made an Acquisition Proposal (as defined below) which provides (or if successful would provide) holders of Shares of the Company (collectively referred to herein as the "Shareholders") consideration that has greater value per Share than the value per Share that would be provided pursuant to the Plan (as determined by the Purchaser's financial advisor, acting reasonably);

(xiv)

all regulatory approvals, orders, rulings, exemptions, and consents (including, without limitation, those of the Court and any stock exchanges or securities or other regulatory authorities) which, in the sole judgment of the Purchaser, acting reasonably, are necessary or desirable shall have been obtained on terms and conditions satisfactory to the Purchaser in its sole discretion, acting reasonably;

(xv)

(i) except as previously disclosed in the Proceedings, no act, action, suit, proceeding, objection, or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in the United States, Canada or elsewhere, whether or not having the force of law; and (ii) no law, action, governmental regulation, policy or inquiry shall have been proposed, enacted, promulgated or applied, whether or not having the force of law, which, in the sole judgment of the Purchaser, acting reasonably:

A.

has the effect or may have the effect to cease trade, enjoin,

prohibit, or impose limitations, damages, or conditions on the purchase by, or the sale to, the Purchaser of the Shares or the right of the Purchaser to own or exercise full rights of ownership of the

Shares, or could adversely effect the ability of the Purchaser to complete a compulsory acquisition or any subsequent acquisition transaction or any amalgamation statutory arrangement or other transaction involving the Purchaser and/or an affiliate of the Purchaser and the Company and/or the holders of Shares for the purposes of the Company becoming, directly or indirectly, a wholly-owned subsidiary of the Purchaser;

B.

has had or may have a Material Adverse Effect (as hereinafter defined) on the Company or the Purchaser or the Purchaser's ability to complete the Subscription, as determined by the Purchaser, acting reasonably;

(xvi)

the Purchaser shall have determined in its sole judgment there shall not exist any prohibition at law against the Purchaser making the Subscription or purchasing and paying for all of the Shares under the Subscription or completing any compulsory acquisition or subsequent acquisition transaction;

(xvii)

prior to the Closing Date and at the time the Purchaser shall first purchase and pay for Shares under the Subscription;

A.

all representations and warranties of the Company in the

Agreement:

i.

that are qualified by a reference to a Material Adverse

Effect shall be true and correct in all respects, and

that are not qualified by a reference to a Material Adverse Effect shall be true and correct in all respects unless the failure to be true or correct has not had or would not reasonably be expected to have a Material Adverse Effect; and

(xviii)

the Company shall have observed and performed its covenants in the Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Company at or prior to the Closing Date;

(xix)

there shall have been no Material Adverse Change (as hereinafter defined) in respect of the Company since the date of the Agreement;

(xx)

the Agreement shall not have been terminated pursuant to its terms and no material provision of the Agreement shall have been held by any court, securities commission, or other regulatory authority to be invalid or unenforceable in accordance with its terms;

(xxi)

the DIP Agreement, if executed by the parties, shall not have been terminated pursuant to its terms;

(xxii)

the Purchaser shall be satisfied in its sole judgment that all outstanding rights to purchase Shares or other securities of the Company have been exercised or terminated on a basis acceptable to the Purchaser; and

(xxiii)

the Purchaser shall be satisfied in its sole judgment that each of the officers and directors of the Company have agreed to resign as officers and directors of the Company and having effect at the Closing Date.

(b)

The foregoing conditions in paragraph (a) are for the exclusive benefit of the

Purchaser and may be waived by the Purchaser, in whole or in part, in its sole discretion, at any time and from time to time, without prejudice to any other rights it may have.

(c)

The obligations of the Company under this Agreement shall be conditional upon the following:

(i)

the Board shall not have withdrawn, modified, or changed any of its recommendations or determinations set forth in Section 1.3;

(ii)

the Purchaser shall have executed and delivered the DIP Agreement to the
Company, concurrently with the execution of this Agreement;

(iii)

all regulatory approvals, orders, rulings, exemptions, and consents
(including, without limitation, the Order of the Court and those of any stock exchanges or securities or other regulatory authorities) which, in the sole judgment of the Company, acting reasonably, are necessary or desirable shall have been obtained on terms and conditions satisfactory to the Company in its sole discretion, acting reasonably;

(iv)

the Purchaser shall have observed and performed its covenants in the

Agreement in all material respects to the extent that such covenants were to have been observed or performed by the Purchaser at or prior to the

Expiry Time; and

(v)

the Agreement shall not have been terminated pursuant to its terms and no material provision of the Agreement shall have been held by any court, securities commission, or other regulatory authority to be invalid or unenforceable in accordance with its terms.

(d)

The foregoing conditions in paragraph (c) are for the exclusive benefit of the

Company and may be waived by the Company, in whole or in part, in its sole discretion, at any time and from time to time, both before or after the Expiry Time;

(e)

the creditors of the Company shall have approved the Plan in accordance with the requirements of the Proceedings, or the Court has confirmed the Plan without such approval;

(g)

the Company shall, at or prior to the Closing Date, have been discharged from the
Proceedings as all claims under the Proceedings, including but not limited to pre-filing claims, post-filing claims, administrative expense claims, and all other claims of any nature, shall have been satisfied, compromised, or otherwise released and discharged;

(h)

the Court shall have granted the Order in a form and substance satisfactory to the
Purchaser, acting reasonably;

(i)

all periods to appeal, set aside, vary, or amend the Order shall have expired without any appeal or application to set aside, vary, or amend being either outstanding or resolved adversely to the Company;

(j)

the process related to service of notice of the Plan upon creditors and any other parties shall have been performed in a manner satisfactory to the Purchaser, acting reasonably;

(k)

at the Closing Date, the Purchaser shall be satisfied, acting reasonably, that the
Company has not been cease-traded, and that all filings of the Company with each of the securities commissions in the jurisdictions in which it has shareholders are accurate and up-to-date;

(I)

at the Closing Date, the Purchaser shall be satisfied, acting reasonably, that there are no claims outstanding against the Company;

(m)

the Purchaser shall have completed its due diligence of the Company and the Shares, which due diligence shall be satisfactory to the Purchaser;

(n)

the Company shall have obtained all consents, approvals, and authorizations, regulatory or otherwise, including third party approvals and consents, required or necessary in connection with the Plan, and the transactions contemplated herein; and

(o)

As of the time of execution of this Agreement, each of the Purchaser and the
Company represents and warrants to the other that none of the senior officers of the Purchaser or the Company, as the case may be, has actual knowledge that a representation or warranty of the other party herein is inaccurate or of the nonperformance by the other party of any representation, warranty, or covenant contained in this Agreement. If prior to the completion of the Subscription, either the Purchaser or the Company has knowledge that any representation or warranty of the other party herein is inaccurate 01 any covenant or obligation of the other party herein has been breached or has not been complied with, the party shall so notify the other party, giving reasonable detail of the inaccuracy, breach, or noncompliance. In the case of the Company's representation and warranty, if the inaccuracy, breach, or non-compliance, as the case may be, is not capable of being cured, or if the Company is unable to effect a cure within three business days of notice of the inaccuracy, breach, or non-compliance, the Purchaser shall be entitled to refuse to make the Subscription provided that such failure results in the Company not satisfying the condition set out in Section 1.2(a)(ix).

-8

1.3

Company Action

(a)

The Company represents and warrants to the Purchaser that the Board has determined unanimously that:

(i)

the Agreement and Subscription are fair, from a financial point of view, to the creditors ("Creditors") of the Company and the Shareholders and is in the best interests of the Creditors, Company, and the Shareholders; and

(ii)

the Board will recommend that Court accept the Plan,

subject to the right of the Board to withdraw, modify, or amend such determination or authorization (A) in the event a Superior Proposal (as hereinafter defined) is made; (B) in the event the Agreement is terminated prior to such withdrawal, modification, or amendment; or (C) in the event that the conditions set forth in Section 1.2(c) hereto are not satisfied or waived at the Closing Time by the Company in its sole discretion, acting reasonably.

(b)

The Company shall use reasonable commercial efforts to obtain an Order of the
Court with respect to the Plan prior to the Expiry Time.

(c)

The Company shall deliver to the Purchaser, at the time of the execution of this
Agreement, the executed DIP Agreement.

(d)

The Company shall cooperate with the Purchaser, take all reasonable action to support the Subscription, provide the Purchaser with a draft copy of the Plan and its submission (the "Submission") in support of the Plan to the Court, on a confidential basis, and shall provide the Purchaser with a reasonable opportunity to review and provide any comments thereon.

1.4

Subscription Documents

(a)

The Purchaser shall provide the Company with a draft copy of the subscription agreement and the related private placement documents (collectively, the "Subscription Documents") to be used for the Subscription, on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Purchaser shall file the Subscription Documents on a timely basis with the applicable securities commissions, stock exchange, or other regulatory authorities in United States and Canada and elsewhere (the "Regulatory Authorities"). The Subscription Documents, when filed with the Regulatory Authorities shall contain all information which is required to be included therein in accordance with all applicable laws, including, without limitation, all applicable corporate laws ("Applicable Corporate Laws") and under all applicable federal, state, provincial, and other applicable securities laws ("Applicable Securities Laws"), and shall in all material respects comply with the requirements of applicable law, including Applicable Corporate Laws and Applicable Securities Laws. The terms of the Subscription and the Subscription Documents shall be in accordance with the terms of this Agreement.

(b)

The Company shall provide a certificate of a senior officer of the Company,

effective the Closing Date, that:

(i)

except as contemplated by this Agreement, the representations and warranties made by the Company in this Agreement are true and correct in all material respects as at the date that the Purchaser purchases Shares pursuant to the Subscription as if made on and as of such date;

(ii)

the Company has complied in all material respects with its covenants contained in this Agreement;

(iii)

there has not occurred any Material Adverse Change in respect of the Company; and

(iv)

in respect of the purchase of the Shares pursuant to the Subscription, the
Purchaser owns 100% of the issued and outstanding shares (on a fully diluted basis) as of the Closing Date and there are no outstanding options or other rights to acquire any Shares.

13

Directors

The Company represents and warrants that there are currently three (3) seats on the Company's Board of Directors, and the Company agrees with and represents to the Purchaser that the Board has determined unanimously to use its best efforts to secure the resignations of all of the Company's directors to be effective on or before the Closing Date and to use its best efforts to enable the Purchaser to elect or appoint all of the directors of the Company.

ARTICLE 2
COVENANTS OF THE COMPANY

2.1

Ordinary Course of Business

The Company covenants and agrees that, from the date of this Agreement and prior to the earlier of the termination of this Agreement and the appointment or election to the Board of persons designated by the Purchaser pursuant to Section 1.5 hereof, unless directed by the Court or as the Purchaser shall otherwise provide notice in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)

it will conduct its operations in the ordinary and normal course of business and consistent with past practice and in accordance with applicable laws, and consistent with its operations during the course of the Proceedings, generally accepted industry practice, and any operating and other agreements applicable to its properties and assets and shall maintain and preserve its business organization, assets, and advantageous business and government relationships;

(b)

it will within two business days of receipt of any written audit inquiry, assessment, reassessment, confirmation, or variation of an assessment, indication that a reassessment is being considered, request for filing of a waiver or extension of time of any notice in writing relating to taxes, interest, penalties or losses (collectively, a "Tax Assessment"), deliver to the Purchaser a copy thereof

10

together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of the Company on the assumption that such Tax Assessment is valid and binding;

(c)

it will as soon as reasonably practical notify the Purchaser of any actual,

imminent, or incipient Material Adverse Change, in its business or affairs; for the purposes of this Agreement "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with a corporation, any change or effect (or any condition, event, or development involving a prospective change or effect) in or on the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects, or privileges, whether contractual or otherwise, of the corporation, which is materially adverse to the business, operations, or financial condition of the corporation, considered as a whole, other than a change or effect (i) which has been publicly disclosed or otherwise disclosed in writing by the Company to the Purchaser prior to the date hereof, (ii) resulting from conditions affecting the mining industry as a whole, or (iii) resulting from general economic, financial, currency exchange, securities, or commodity market conditions (including, without limitation the prices of silver) in the United States;

(d)

other than commitments entered into by the Company prior to the date of this

Agreement and which have been disclosed in writing to the Purchaser prior to the execution of this Agreement, the Company shall not, directly or indirectly, do or permit to occur any of the following:

(i)

issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell,

pledge, lease, dispose of or encumber:

A.

any additional Shares, warrants, calls, conversion privileges, or rights of any kind to acquire any Shares; or

B.

any assets or property of the Company, except in the ordinary course of business and consistent with past practice;

(ii)

enter into any material transactions;

(iii)

sell, lease, farmout, surrender, or otherwise dispose of any of the

Company's mining properties, rights or interests;

(iv)

amend or propose to amend its articles, by-laws, or other constating documents;

(v)

split, combine, or reclassify any outstanding Shares, or declare, set aside or pay any dividends or other distributions payable in cash, stock, property, or otherwise with respect to the Shares;

(vii)

reorganize, amalgamate, merge, or otherwise continue the Company with any other person, corporation, partnership, or other business organization whatsoever;

(viii)

acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets, or otherwise) any person, corporation, partnership, or other business organization whatsoever (including any division) or acquire or agree to acquire any material assets;

(ix)

enter into rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 30 days, or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions (the foregoing are collectively and individually referred to as "Forward Transactions");

(x)

except in the usual, ordinary, and regular course of business and consistent with past practice, and subject to any orders entered in the Proceedings, satisfy any material claims or relinquish any material contractual rights or enter into any interest rate, currency, or commodity swaps, hedges or other similar financial instruments;

(xi)

other than in the ordinary course of business and consistent with past practises, or with respect to matters contemplated by this Agreement, incur or commit to incur any indebtedness for borrowed money or issue any debt securities;

(xii)

after the date of this Agreement, incur or commit to any individual capital expenditures without the prior written consent of the Purchaser, other than expenditures for (i) matters that involve safety or emergency situations where the consent of the Purchaser cannot be received in a reasonably expedient manner, and (ii) the fees and expenses contemplated herein;

(xiii)

amend any material agreements or undertakings to which the Company is a party, or which otherwise bind the Company; or

(xiv)

enter into or modify any employment, severance, collective bargaining, or similar agreements, policies, or arrangements with, or grant any bonuses, salary increases, employee benefits, severance, or termination pay to, any employees, consultants, officers, or directors of the Company;

(e)

the Company shall use reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal

12 -

to or greater than the coverage under the cancelled, terminated, or lapsed policies for substantially similar premiums are in full force and effect;

(1)

the Company shall:

(1)

use reasonable commercial efforts to preserve intact its business organization, goodwill and tax accounts, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(ii)

not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Expiry Time;

(iii)

use reasonable commercial efforts to enable the conditions set forth in
Section 1.2 to be satisfied, including without limitation, the provision of all other documents, consents, and approvals, together with all such other information regarding the Company and its business, necessary for the Purchaser to make the Subscription, subject to applicable fiduciary duties of directors and officers of the Company;

(iv)

confer on a regular basis with the Purchaser with respect to operational matters and promptly notify the Purchaser orally and in writing of (i) any Material Adverse Change in the normal course or operation of its businesses or properties; (ii) any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); (iii) any change in the factual basis for any representation or warranty of the Company set forth herein, where such a change is or may be of such a nature as to render any such representation or wan-anty misleading or untrue in a material respect; or (iv) any material fact in respect of the Company which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement;

(v)

not settle or compromise any claim brought by any present, former, or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement or the Subscription without the prior written consent of the Purchaser;

(g)

the Company shall not enter into or modify the Plan or any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 2.1, without the prior written consent of the Purchaser, not to be unreasonably withheld.

(h)

Except as set forth herein, the Company makes no further covenants of any kind whatsoever. The Company has used best efforts to disclose all known claims and interested parties, and best efforts to disclose that such claims and the rights of interested parties shall be determined through the Proceedings.

2.2

Other Proposals

(a)

The provisions of this Section 2.2 shall apply to any inquiries or proposals regarding any merger, amalgamation, arrangement, take-over bid to acquire more than 20% of the outstanding Shares, a sale of a material portion of the Company's assets, a sale of treasury shares, or any similar transactions involving the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal") made by a third party prior to the Expiry Time including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of the Company or to acquire in any manner, directly or indirectly, more than 20% of the outstanding Shares.

(b)

The Company shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties (other than the Purchaser and its directors, officers, employees, agents, financial advisors, legal advisors, or other representatives) conducted on or before the date of this Agreement with respect to any actual or potential Acquisition Proposal. The Company shall immediately following the entering into of this Agreement send a letter to all parties who have had such discussions or negotiations or have entered into confidentiality agreements with the Company pertaining to any actual or potential Acquisition Proposal and shall use commercially reasonable efforts to have all materials provided to such parties by the Company or prepared by such parties in respect of the Company destroyed or returned to the Company or its agents or advisors. The Company shall immediately advise the Purchaser verbally and in writing of any response or action (actual, anticipated, contemplated, or threatened) by any recipient of such letter which could hinder, prevent or delay or otherwise adversely affect the completion of the Subscription. The Company agrees not to release any third party from any confidentiality or standstill obligation set forth in any agreement to which the Company and such third party are parties except for a standstill obligation in connection with a Superior Proposal (as hereinafter defined) by such third party.

(c)

Neither the Company nor any of its directors, officers, employees, agents,

financial advisors, legal advisors, or other representatives shall, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation or continuation of any inquiries, discussions, negotiations, proposals or offers from any corporation, person or other entity or group (other than the Purchaser and its directors, officers, employees, agents, financial advisors, legal advisors or other representatives) in respect of any matter or thing which is inconsistent with the successful completion of the Subscription, including any actual or potential Acquisition Proposal, or (ii) provide any confidential information to, participate in any discussions or negotiations relating to, or which may reasonably be expected to lead to, an Acquisition Proposal with, or otherwise cooperate with or assist or participate in any effort to consider, review or initiate an Acquisition Proposal by, any corporation, person or other entity or group, other than the Purchaser; provided, however, that subject to the provisions of Section 4.1, the Company shall not be bound by the foregoing restrictions in this Section 2.2 in respect of any proposal or offer in writing received by the Company from another party, which offer was not solicited by the Company or any of its directors, officers, employees, agents, financial advisors, legal advisors or other representatives after the date hereof; which the Board determines is a Superior Proposal (as hereinafter defined) and further determines in good faith, after considering applicable law and receiving the advice of outside legal counsel, that such action is necessary in order for the Board to comply with its fiduciary duties under applicable law. If the Company or the Board determines to provide any confidential information in accordance with this proviso, the Company shall so notify the Purchaser in writing (which notice in writing must identify the party proposing such transaction and the terms and conditions thereof', which must include a copy of the terms and conditions of any written form of Acquisition Proposal and which must provide an undertaking to provide to the Purchaser any further documents relating to the terms or conditions thereof delivered to the Board or to the Company by or on behalf of such party) of any such provision of confidential information and provided further that the provision of any such confidential information shall be on terms and conditions no more favourable to such other party than those contained in the Confidentiality Agreement (as hereinafter defined).

(d)

Subject to Section 4.1 hereof, provided the Company is in compliance with the terms of this Agreement, including this Section 2.2, nothing contained in this Section 2.2 or any other provision of this Agreement shall prevent the Board from considering, negotiating, approving, and recommending to the Court or the Shareholders an Acquisition Proposal for which adequate financial arrangements have been made and which the Board determines in good faith, after written advice from outside legal counsel and its financial advisors (copies of which are to be immediately delivered to the Purchaser) would, if consummated in accordance with its terms, result in a transaction at least $250,000 USD superior for the Company and its Shareholders than the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

(e)

The Company shall not enter into any agreement (other than a confidentiality agreement substantially similar to the Confidentiality Agreement (as defined below)) regarding a Superior Proposal (the "Proposed Agreement") without providing the Purchaser with an opportunity of not less than 24 hours to amend this Agreement to provide at least as favourable terms as those to be included in the Proposed Agreement. In particular, the Company covenants to provide the Purchaser with all material terms and conditions of any Proposed Agreement at least 24 hours prior to its proposed execution by the Company. The Board shall review any offer by the Purchaser to amend the terms of this Agreement in good faith in order to determine, in its discretion and exercising its fiduciary duties, whether the Purchaser's amended Subscription would result in the Acquisition Proposal not being a Superior Proposal. If the Board so determines, it will enter into an amended agreement with the Purchaser reflecting the Purchaser's amended Subscription. In the event the Purchaser agrees to amend this Agreement as provided above within such 24 hour period, the Company covenants to not enter into the Proposed Agreement and to not release the party making the Proposed Agreement from any standstill provisions. In the event of

15 -

non-cash consideration, financial equivalency will be determined by the Board, acting reasonably, after due consideration of the opinions of the Company's legal and financial advisors.

The Company shall ensure that the directors, officers, and employees of the Company and any financial advisors or other advisors or representatives retained by the Company are aware of the provisions of Article 2 and the Company shall be responsible for any breach of this Article 2 by such financial advisors, other advisors or representatives.

2.3

Access to Information

Subject to the Confidentiality Agreement (the "Confidentiality Agreement") between the Company and the Purchaser, the Company shall in order to enable the Purchaser to quickly and efficiently integrate the business and affairs of the Purchaser and the Company afford the Purchaser's officers, employees, legal advisors, financial advisors, accountants, and other authorized representatives and advisors reasonable access, at all reasonable times, from the date hereof and until the expiration of this Agreement, to its business, properties, books, contracts, and records as well as to its management personnel, and, during such period, the Company shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser may reasonably request.

2.4

Structure of Transaction

The Company shall cooperate with the Purchaser in structuring the acquisition of the Shares pursuant to the Subscription in a tax efficient manner, provided that no such cooperation shall be required where such structuring shall have a Material Adverse Effect on the Company or negatively effect Shareholders or cause any breach of or default under this Agreement by the Company.

ARTICLE 3
COVENANTS OF THE PURCHASER

3.1

Ordinary Course of Business

The Purchaser covenants and agrees that, prior to the termination of this Agreement, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, it will as soon as reasonably practical, notify the Company of any actual, imminent, or incipient Material Adverse Change or Material Adverse Effect in its business or affairs.

ARTICLE 4
FEES AND OTHER ARRANGEMENTS

4.1

Purchaser Compensation Fee

Provided that there is no breach or non-performance by the Purchaser of a material provision of this Agreement, if at any time after the execution of this Agreement:

(a)

an actual or proposed Acquisition Proposal is publicly announced and not withdrawn on or prior to the Expiry Time;

(b)

the Board fails to recommend that the Court accepts the Plan as contemplated in Section 1.2(a)(v) or withdraws or, in any manner adverse to the Purchaser, amends, modifies, or changes the Plan without the prior written consent of the Purchaser, prior to the Expiry Time;

(c)

the Closing Date does not occur on or before the Expiry Time;

(d)

the Company enters into an agreement (other than a confidentiality agreement contemplated by Section 2.2(e)) prior to the Expiry Time providing for or in furtherance of an Acquisition Proposal, or the Company or the Board recommends that the Court accept an Acquisition Proposal; or

(e)

there is a material breach or non-performance by the Company of its covenants, agreements, obligations, representations, or warranties herein, which breach individually or in the aggregate could or would reasonably be expected to cause a Material Adverse Change in respect of the Company which has not been cured to the satisfaction of the Purchaser, acting reasonably, within three business days of receipt of notice by the Company of any such breach or non-performance (other than in Section 2.2, in respect of which no cure period will be applicable); then the Company shall pay to the Purchaser a compensation fee of $250,000.00 USD no later than the Closing Date. For greater certainty, such compensation fee will only be required to be paid by the Company to the Purchaser once and such fee shall have the same priority of repayment as any administrative expense in the Proceedings.

4.2

Liquidated Damages

The Purchaser and the Company each acknowledge that the amount set out in Section 4.1 represents liquidated damages which is a genuine pre-estimate of the damages, including opportunity costs, which the Purchaser or the Company, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company and the Purchaser irrevocably waive any rights they may have to raise a defense that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that the compensation or damages to be received by the Purchaser pursuant to Section 4.1 are the sole remedy in compensation or damages of the Purchaser. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such act, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

5.1

Organization and Qualification

The Purchaser is a corporation duly incorporated, validly subsisting, and in good standing under the laws of the Province of Alberta, and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Purchaser is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on the business, affairs, operations, assets, prospects or financial condition of the Purchaser, taken as a whole, or on the ability of the Purchaser to consummate the transactions contemplated hereby.

5.2

Authority Relative to this Agreement

The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and by the Subscription have been duly authorized by the Purchaser, and no other corporate proceedings on the part of the Purchaser are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the general qualifications that:

(a)

such validity, binding effect and enforceability may be limited by:

(i)

applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally;

(ii)

the statutory and inherent powers of courts to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments;

(iii)

a court being unable to obtain jurisdiction over all necessary and indispensable parties to any proceedings before it to enforce any of the agreements; and

(iv)

equitable principles, including the principle that equitable remedies such as specific performance and injunctive relief are available only in the discretion of the applicable court (regardless of whether enforcement is considered in proceedings at law or in equity);

(b)

the validity, binding nature, and enforceability of provisions in this Agreement which purport to sever therefrom any provision which is unenforceable or invalid under applicable law without affecting the enforceability or validity of the remainder of such agreement would be determined in the discretion of the court;

(c)

the failure to exercise a right of action within a period prescribed in the applicable legislation governing the limitation of actions may act as a bar to enforcement of such rights at any time thereafter; and

18

(d)

the costs of and incidental to proceedings authorized to be taken in court OT before a judge are within the discretion of the court or judge before which such proceedings are brought and a court or judge has full power to determine by whom and to what extent the costs of such proceedings will be paid.

5.3

Funds Available

The Purchaser shall have proof of deposit in the Winston & Cashatt Trust Account of sufficient funds to pay its obligations under this Agreement, and shall provide such proof at the scheduled hearing on confirmation of the Plan of Reorganization.

5.4

Regulatory Approvals

Other than in connection with or in compliance with the provisions of Applicable Corporate Laws and Applicable Securities Laws: (i) there is no legal impediment to the Purchaser's consummation of the transactions contemplated by this Agreement; and (ii) no filing or registration with, or authorization, consent, or approval of, any domestic or foreign public body or authority is required of the Purchaser in connection with the making or the consummation of the Subscription, except for such filings or registrations which, if not made, or for such authorizations, consents, or approvals which, if not received, would not have a Material Adverse Effect on the financial condition of the Purchaser or on the ability of the Purchaser to consummate the transactions contemplated hereby.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

6.1

Organization and Qualification

The Company is a corporation duly incorporated and validly subsisting under the laws of the State of Idaho, U.S.A., and has the requisite corporate power and authority to carry on its business as it is now being conducted and has been historically conducted by the Company. The Company is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on the business, affairs, operations, assets, prospects, or financial condition of the Company or on the ability of the Company to consummate the transactions contemplated hereby. Copies of the constating documents (including articles, by-laws and constating agreements) of the Company together with all amendments to date (collectively, the "Company Governing Documents") heretofore delivered to the Purchaser are accurate and complete as of the date hereof and have not been amended or superseded.

6.2

Subsidiaries

The Company has no subsidiaries and the Company is not affiliated with, nor is it a holding corporation of, any other body corporate.

6.3

Authority Relative to this Agreement

The Company has the requisite corporate power and authority, even if only by virtue of the laws set forth in Title 11 of the United States Code (the "Bankruptcy Code"), to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the general qualifications that.

(a)

such validity, binding effect and enforceability may be limited by:

applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally;

(ii)

the statutory and inherent powers of courts to grant relief from forfeiture, to stay execution of proceedings before it, and to stay executions on judgments;

(iii)

a court being unable to obtain jurisdiction over all necessary and indispensable parties to any proceedings before it to enforce any of the agreements; and

(iv)

equitable principles, including the principle that equitable remedies such as specific performance and injunctive relief are available only in the discretion of the applicable court (regardless of whether enforcement is considered in proceedings at law or in equity);

(b)

the validity, binding nature, and enforceability of provisions in this Agreement which purport to sever therefrom any provision which is unenforceable or invalid under applicable law without affecting the enforceability or validity of the remainder of such agreement would be determined in the discretion of the Court;

(c)

the failure to exercise a right of action within a period prescribed in the applicable legislation governing the limitation of actions may act as a bar to enforcement of such rights at any time thereafter; and

(d)

the costs of and incidental to proceedings authorized to be taken in court or before a judge are within the discretion of the court or judge before which such proceedings are brought and a court or judge has full power to determine by whom and to what extent the costs of such proceedings will be paid.

6.4

Reporting Issuer Status

The Company is a United States domestic issuer and reporting issuer in British Columbia,
Alberta, and Ontario, and, to its knowledge, is not in material compliance with
Applicable Securities Laws therein; and the Shares are listed and posted for trading on

20 -

the Over-The-Counter-Bulletin-Board under the trading symbol "SRLMQ" and the Frankfurt Stock Exchange.

6.5

No Violations

The execution, delivery, and performance of this Agreement does not and will not result in the restriction of the Company from engaging in its business or the businesses historically engaged in by the Company; or from competing with any person or in any geographical area; and does not and will not result in a Material Adverse Effect on its business or trigger or cause to arise any rights of any person under any contract or arrangement to restrict the Company from engaging in the business currently or historically carried on by the Company.

6.6

Capitalization

The authorized share capital of the Company consists of an unlimited number of Shares and an unlimited number of preferred shares issuable in series, of which as of the date hereof, 39,439,974 Shares were issued and outstanding. There are no options, warrants, or other rights, agreements, or commitments of any character whatsoever requiring the issuance, sale, or transfer by the Company of any Shares 01 any securities convertible into, 01 exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Shares. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to, nor were they issued in violation of, any pre-emptive rights.

6.7

Material Agreements

All agreements material to the conduct of the Company's business have been disclosed in writing to the Purchaser prior to the execution of this Agreement. Other than as previously disclosed in writing to the Purchaser prior to the execution of this Agreement, there are no other agreements which contain any "change of control" provisions which would be triggered or affected by the Subscription.

6.8 Company Documents

The documents or information (the "Company Public Documents") which are available on Edgar and SEDAR as of the date hereof are, as of their respective dates, in compliance in all material respects with all applicable laws and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will deliver to the Purchaser as soon as they become available true and complete copies of any reports or statements required to be filed by it with any Regulatory Authorities subsequent to the date hereof until the earlier of the Expiry Time or the termination of this Agreement. As of their respective dates, such reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with all applicable requirements of law.

6.9

Disclosure

The Company has disclosed to the Purchaser in writing prior to the execution of this Agreement, any information regarding any event, circumstance, or action taken or failed to be taken which could constitute a Material Adverse Change or have a Material Adverse Effect on the business, operations, assets, capitalization, financial condition, prospects, rights, or liabilities of or relating to the Company.

6.10 Employee Obligations

Except as set forth in writing to the Purchaser prior to the execution of this Agreement, the Company is not a party to and will not enter into any employment agreement or to any written or oral policy, agreement, obligation, or understanding which contains any specific agreement as to notice of termination or severance pay in lieu thereof or which cannot be terminated without cause upon giving reasonable notice as may be implied by law, or which provides for a payment on a change of control of the Company or which creates rights in respect of loss or termination of office or employment in the event the Plan and Subscription is unsuccessful.

6.11 Transaction Fees

The Company has not retained any financial advisor, broker, legal advisor, agent, or finder, or paid or agreed to pay any financial advisor, broker, legal advisor, agent, or finder on account of this Agreement or any transaction presently ongoing or contemplated hereby, except that Elsaesser Jarzabek Anderson Marks & Elliott, Chtd. has been retained as the Company's legal advisor in connection with certain matters including the transactions contemplated hereby. The aggregate fees and expenses payable by the Company to all legal, financial and accounting advisors in connection with this Agreement and the transactions contemplated hereby shall be of a reasonable amount.

6.12 Benefit Plans

The Company does not have any employee benefit plans, share compensation, or deferred stock plans other than a stock option plan as described in the Company Public

Documents. 6.13 Litigation, etc.

Except as otherwise disclosed in the Proceedings, as at the Closing Date, there will be no actions, suits, or proceedings pending, or to the knowledge of the Company threatened, affecting the Company, at law or in equity, or before or by any federal, provincial, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, which action, suit, or proceeding involves a possibility of any judgment against or liability of the Company which, if successful, would have a Material Adverse Effect on the business, affairs, operations, assets, prospects, or financial condition of the Company, or on the ability of the Company to consummate the transactions contemplated hereby.

6.14 Environmental

Except as has been disclosed to the Purchaser in writing prior to the execution of this Agreement, the Company is not aware of nor has it received:

(a)

any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures; or

(b)

any demand or notice with respect to the material breach of any environmental, health, or safety law applicable to the Company or any of its business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

6.15 Tax Matters

For all state, local, foreign, and federal taxing authorities to which the Company has owed or will owe any tax:

(a)

the Company has filed all necessary tax returns and attendant documentation and is in full compliance with filing requirements; and

(b)

the Company has paid, or will pay through the Plan on or before the Expiry Date, all taxes properly due and owing.

6.16 Tax Withholdings

The Company has withheld from each payment made to any of its present or former employees, officers, and directors, and to all persons who are non-residents of the United States, all amounts required by law and will continue to do so until the Expiry Time, and has remitted such withheld amounts within the prescribed periods to the appropriate government authority. The Company has remitted all pension plan contributions, unemployment insurance premiums, employer health taxes, and other taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper governmental authority within the time required by applicable law. The Company has charged, collected, and remitted on a timely basis all taxes as required by applicable law on any sale, supply, or delivery whatsoever made by the Company.

6.17 Insurance

Policies of insurance in force as of the date hereof naming the Company as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of the Company for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of the Company, acting reasonably, appropriate to seek such insurances rather than provide for self insurance. All such policies of insurance shall remain in full force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby.

6.18 Pension and Employee Benefits

(a)

The Company has complied, in all material respects, with all the terms of and all applicable laws in respect of the pension and other employee compensation and benefit obligations of the Company and does not maintain or have any pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements OT practices, whether written or oral.

(b)

There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, arbitrations or other proceedings which are pending or threatened in respect of any employee compensation and benefit program of the Company or its assets which individually or in the aggregate would have a Material Adverse Effect.

6.19 Licenses, etc.

The Company owns, possesses, or has obtained and is in compliance with, all licenses, permits (including permits required under environmental, health, and safety laws), certificates, costs, orders, grants, and other authorizations of or from any governmental entity necessary or desirable to conduct its business as now conducted or as proposed to be conducted, other than those the failure to own, possess, obtain, or be in compliance with which would not individually or in the aggregate have a Material Adverse Effect on the Company.

6.20 Government Incentives

All filings made by the Company under which they have received or are entitled to government incentives have been made in accordance, in all material respects, with all applicable legislation and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid or previously accrued on its or their accounts to be recovered or disallowed.

6.21 Reserve Reports

(a)

With respect to the mining properties currently owned by the Company, since the effective date of the Company's independent engineering report prepared by Behre Dolbear & Company, Inc. (the "Engineers") and effective April 16, 2007 (the "Reserve Report"), as provided by the Company to the Purchaser, there has been no Material Adverse Change from how the mining properties which are the subject of the Reserve Report are described in the Reserve Report, except as may have occurred through normal production or otherwise as a result of transactions (including dispositions) in the ordinary course of business. All information provided by the Company to the Engineers to assist the Engineers in the preparation of the Reserve Report was, to the knowledge of the Company, as of the time of delivery to the Engineers, and as of the effective dates of the Reserve Report, accurate or the best estimate of such information. The Company provided to the Engineers all information and documents requested by the Engineers and the Company did not knowingly withhold and is not otherwise aware of any information which, if provided to the Engineers, would have a material impact on the Reserve Report. To the knowledge of the Company, the Company has not done any act or thing whereby any of the mineral rights for which the Engineers have ascribed value in the Reserve Report, may be cancelled or terminated and such mineral rights are free and clear of all encumbrances and royalty burdens, other than those taken into account by the Engineers in the aforesaid Reserve Report, created by, through OT under the Company and, except as disclosed in the aforesaid Reserve Report, none of the mineral rights are subject to reduction except for those created in the ordinary course of business and which are not individually or in the aggregate material to the Company.

(b)

All information provided by the Company to the Purchaser to assist the Purchaser in the review of the unengineered mineral properties currently owned by the Company was to the knowledge of the Company, at the time of the delivery of such information to the Purchaser, complete and accurate in all material respects or the best estimate of such information. The Company provided the Purchaser all information and documents requested by the Purchaser and the Company did not knowingly withhold and is not otherwise aware of any information which, if provided to the Purchaser, would have a material adverse impact on the un-engineered mineral properties currently owned by the Company.

6.22 Title to Assets

(a)

To the knowledge of the Company, the Company holds such right and title to the assets including but not limited to the Sunshine Mine and Sunshine Lease used in connection with its business as may be required for the carrying on of its business in accordance with normal industry practice. The Company has represented its ownership by and through its Chapter 11 Bankruptcy Petition and Schedules, and other filings in the Proceedings.  Purchaser is relying on Company's representations regarding its title to and ownership of these assets.

(b)

The Company has not received notice of any material default under any documents of title which default is continuing as of the date of execution hereof and would materially adversely affect the value of the assets owned by the Company or subject the documents of title to cancellation or termination.

(c)

Except as has been disclosed to the Purchaser in writing prior to the execution of this Agreement or as disclosed in the documents of title, the Company's mineral rights are not subject to reduction by virtue of the conversion or other alteration of the interest of any person under existing agreements created by, through, or under the Company

(d)

Except as disclosed in the documents of title or except as has been previously disclosed to the Purchaser in writing prior to the execution of this Agreement, there are no carried interests whereby it is obligated to pay a share of the costs associated with any of the assets owned by the Company attributable to the interest of another person.

6.23 Production Sales Contracts

Except as disclosed to the Purchaser in writing prior to the execution of this Agreement or contained in the Company Pubic Documents, there are no agreements or arrangements under which it, or any person acting on its behalf, is obligated to sell or deliver production allocable to the mineral rights of the Company to any person, other than contracts which have a term of less than 30 days

6.24 No Loans

As of the Closing Date, the Company will not have any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm's length with the Company.

6.25 Shareholder Rights Plan

The Company has not adopted a shareholder rights plan and will not adopt such a plan prior to the Expiry Time.

6.26 Personal Information

The Company has at all times complied with all applicable laws relating to the collection, retention, use, and disclosure of any information about an identifiable individual ("Personal Information"). The Company has obtained all consents required by law relating to the collection, retention, use and disclosure of all Personal Information collected, retained, used or disclosed in the course of its business.

6.27 Regulatory Approvals

Other than in connection with Of in compliance with the provisions of Applicable Corporate Laws and Applicable Securities Laws (i) there is no legal impediment to the Company's consummation of the transactions contemplated by this Agreement, and (ii) no filing or registration with, or authorization, consent, or approval of, any domestic or foreign public body or authority is required of the Company in connection with the consummation of the Subscription, except for such filings or registrations which, if not made, or for such authorizations, consents, or approvals which, if not received, would not have a Material Adverse Effect on the financial condition of the Company or on the ability of the Company to consummate the transactions contemplated hereby.

6.28 No Undisclosed Material Liabilities

Except: (a) as disclosed or reflected in the audited financial statements of the Company as at December 31, 2008; and (b) for liabilities and obligations publicly disclosed prior to the date hereof, the Company has not incurred any material liabilities of any nature, whether accrued, contingent, or otherwise, or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a balance sheet of the Company as of the date hereof which could constitute a Material Adverse Change or have a Material Adverse Effect on the business, operations, assets, capitalization, financial condition, prospects, rights, or liabilities of or relating to the Company.

Except as set forth herein, the Company makes no further representations or warranties of any kind whatsoever. The Company has used best efforts to disclose all known claims and interested parties, and that such claims and the rights of interested parties shall be determined through the Proceedings.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1

Other Filings

The Purchaser and the Company each has filed, or as promptly as practicable hereafter, shall prepare and file, any filings required under Applicable Corporate Laws and Applicable Securities Laws, or any other applicable law relating to the Subscription, the Plan and the transactions contemplated hereby.

7.2

Further Assurances

Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by legal counsel in writing, each of the parties hereto agrees to use reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including the Subscription, and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, provincial, or foreign law or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including the Subscription, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Subscription, and to effect all necessary registrations and other filings and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligation of the Company and the Purchaser to use "reasonable commercial efforts" to obtain waivers, consents and approvals to loan agreements, leases, and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

7.3

General Releases

The Company shall, on or before the Closing Date, cause its directors, officers, and employees to execute in favour of the Company and the Purchaser general releases of all claims that such persons may have against the Company and the Purchaser, and their respective directors, officers, and employees.

7.4

Person al Information

Any Personal Information disclosed by one party (the "Disclosing Party") to another party (the "Receiving Party") shall only be collected, used, or disclosed by the Receiving Party for the purposes that relate to the transactions contemplated by this Agreement. On termination of this Agreement, the Receiving Party shall either return or destroy such Personal Information as directed by the Disclosing Party. On completion of the transactions contemplated herein, the Purchaser agrees only to use the Personal Information in the possession or control of the Company for the purposes for which the Personal Information was collected.

27

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1

Term

This Agreement shall be effective from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.2 and the appointment or election to the Board of persons designated by the Purchaser pursuant to Section 1.5, provided that Sections 4.1 shall survive the termination of this Agreement.

8.2

Termination

This Agreement, other than the provisions set forth in Sections 4.1, may be terminated by written notice promptly given to the other party hereto, at any time prior to the time the Purchaser acquires and pays for the Shares pursuant to the Subscription:

(a)

by mutual written consent of the Purchaser and the Company;

(b)

by the Purchaser, if the Company has not submitted the Plan, satisfactory to the Purchaser within its sole judgment, to the Court on OT before 4:00 p.m. (Vancouver time) on December 15, 2008;

(c)

by the Purchaser, if the Order of the Court confirming the Plan, satisfactory to the Purchaser within its sole judgment, has not occurred on or before the Expiry Time;

(d)

by the Purchaser, if the conditions set forth in Section 1.2(a) have not been satisfied or waived by the Purchaser by the Expiry Time;

(e)

by the Company, if the conditions set forth in Section 1.2(c) have not been satisfied or waived by the Company by the Expiry Time;

(f)

by the Purchaser or the Company, if a satisfactory Order of the Court confirming the Plan has occurred, if on or before the Expiry Time, and if the Purchaser has not purchased and paid for the Shares pursuant to the Subscription in accordance with the terms of this Agreement on or before the Closing Date;

(g)

by the Purchaser or the Company, if the fee set forth in Section 4.1 shall become due and payable by the Company to the Purchaser and payment thereof is made to the Purchaser;

(h)

by the Purchaser or the Company, if a court of competent jurisdiction or a governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used reasonable commercial efforts to remove such order, decree, ruling, or injunction; or

(i)

the Company shall have defaulted or failed to carry out the terms of or obligations imposed upon the Company by any other agreement between the Company and the Purchaser.

Any termination under Article 8 of this Agreement is governed by ¶ 1 of the Addendum to Binding Term Sheet, and shall continue to be so governed for the Term of this Agreement. The Binding Term Sheet and Addendum are fully incorporated herein by this reference. Said paragraph provides the agreed upon measures for dealing with the Purchaser's Deposit of $1,250,000.00 USD.

8.3

Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.2, this Agreement shall forthwith become void and there shall be no liability on the part of the Purchaser or the Company hereunder, except as set forth in Section 4.1, Section 8.2 and this Section 8.3. Nothing contained in this Section 8.3 shall relieve any party from liability for any breach of any provision of this Agreement and from any obligation to pay the fees set forth in Section 4.1. No termination of this Agreement shall affect the obligations of the parties pursuant to the Confidentiality Agreement referred to in Section 2.3, as applicable, except to the extent specified therein.

8.4 Amendment

This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

8.5

Waiver

The Purchaser and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
GENERAL PROVISIONS

9.1

Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the business day delivered or sent if delivered personally or sent by facsimile transmission or sent by prepaid overnight courier to the parties at the following address (or at such other addresses as shall be specified by either party by notice to the other):

If to the Purchaser:

Alberta Star Development Corp. Suite 506 -- 675 W. Hastings St. Vancouver, British Columbia V68 1N2

Attention:

Tim Coupland, President and CEO

Fax: (604) 801-5499

with a copy to:

Borden Ladner Gervais LLP 1000, 400 - 3rd Avenue S.W. Calgary, Alberta T2P 4112

Attention: Donald B. Edwards Fax: (403) 266-1395

with a copy to:

Winston & Cashatt

601 W. Riverside, Ste. 1900 Spokane, WA 99201

Attention: David P. Gardner Fax: (509) 838-1416

If to the Company:

Sterling Mining Company

2201 Government Way, Suite E. Coeur d'Alene, Idaho, U.S.A. 82814

Attention: Roger Van Voorhees Fax: (

with a copy to:

Elsaesser Jarzabek Anderson Marks & Elliott, Chtd. 1400 Northwood Center Court, Suite C

Coeur d'Alene, ID 83814

Attn: Bruce Anderson c/o Roger Van Voorhees Fax: (208) 667-2150

9.2

Interpretation

In this Agreement, unless otherwise indicated:

(a)

the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

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(b)

the terms "this Agreement", "hereto", "hereto", "herein", and "hereunder" and similar expressions refer to this Agreement (including all Schedules hereto) and not to any particular article, section or other portion hereof;

(c)

all references in this Agreement to an "Article" or "Section" followed by a number and/or a letter refer to the specified article or section of this Agreement, and all references in this Agreement to a "Schedule" followed by a letter refer to the specified schedule to this Agreement;

(d)

the term "business day" means a day other than a Saturday, Sunday, or statutory holiday, when banks are generally open in Coeur d'Alene, Idaho, and Vancouver, British Columbia for the transaction of banking business;

(e)

references to "party" or "parties" are references to a party or parties to this
Agreement; and

(0

the terms "in writing" or "written", include printing, typewriting, or any electronic means of communication by which words are capable of being visually reproduced at a distant point of reception including facsimile and email transmissions.

9.3

Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

9.4

Number, etc.

Unless the context otherwise requires, works importing the singular number include the plural and vice versa, words importing the use of any gender include all genders, and words importing persons include firms and corporations and vice versa.

93

Miscellaneous

This Agreement:

(a)

constitutes, together with the Binding Term Sheet and Addendum referred to and incorporated herein, the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

shall be binding upon and enure to the benefit of the parties and their respective successors and assigns and is not intended to confer upon any other person any rights or remedies hereunder; and

may be executed in two or more counterparts which together shall constitute a single agreement. The parties shall be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement between the parties hereto.

9.6

Publicity

So long as this Agreement is in effect and except as required by applicable laws and the rules, regulations, and policies of any applicable stock exchange, each of the Purchaser and the Company promptly shall advise, consult, and cooperate with the other prior to issuing, or permitting any of its directors, officers, employees, or agents to issue, any press release or other statement to the media or to any third party with respect to this Agreement, the transactions contemplated hereby or any other matter. Each of the Purchaser and the Company may issue a press release or other written statement prior to receipt of consent from the other Party on the advise of counsel that such action is required by applicable law or by obligations pursuant to any listing agreement with the TSX Venture Exchange but only after using its reasonable commercial efforts to consult the other Party taking into account the time constraints to which it is subject as a result of such law or obligation.

The dissemination of any press release regarding this Agreement is governed by ¶ 2 of the Addendum to Binding Term Sheet, and shall continue to be so governed for the Term of this Agreement.

9.7

Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other party. Notwithstanding the foregoing, the Purchaser may assign its rights under this Agreement to a wholly-owned subsidiary, in which event the Purchaser shall continue to be liable to the Company for any default in performance by such subsidiary.

9.8

Survival of Representations and Warranties

The representations, warranties, covenants, and agreements made by the parties herein shall remain in full force and effect until the earlier of the termination of this Agreement or the Closing Date whereupon such representations and warranties shall expire and be of no further force or effect.

9.9

Time is of the Essence

Time is of the essence of this Agreement. 9.10 Currency

Unless otherwise indicated, all sums of money referred to in this Agreement are expressed and shall be payable in United States dollars ("USD"). All payments shall be in immediately available funds.

9.11 Accounting Matters

Unless otherwise indicated, all accounting terms used in this Agreement shall have the meanings attributable thereto under United States generally accepted accounting principles ("GAAP") and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

9.12 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho and the federal laws of United States applicable therein. All actions shall be brought within the State of Idaho.

9.14 Attorney-Client Privilege

None of the terms or conditions of this Agreement shall be deemed a waiver of any attorney-client privilege or other privilege related to the transmission of information from the Company or the Purchaser to and from their respective attorneys.

9.15 Schedules

The following Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form an integral part hereof:

Schedule A

Form of Post Petition Secured Financing Agreement.

EXECUTION:

The Purchaser and the Company have caused this Agreernent to be executed as of the date. first written above by their respective officers thereunto duly authorized.

ALBERTA STAR DEVELOPMENT CORP.

Per.

Tim Coupland, President and Chief Executive Officer

STERLING MINING COMPANY

Robert Higdem”

PER.

Robert Higdem, General Manager

SCHEDULE A
attached to and forming part of the Acquisition Agreement
dated November 12, 2009, between
Alberta Star Development Corp. and Sterling Mining Company

POST PETITION SECURED FINANCING AGREEMENT

Endnotes

(f)

the Plan shall, at or prior to the Closing Date, be in a form and substance satisfactory to the Purchaser, acting reasonably;

(vi)

redeem, purchase, or offer to purchase any Shares or other securities of the

Company, including under any normal course issuer bid;